Filed Pursuant to Rule 424(b)(7)

Registration No. 333-139708

Prospectus Supplement No. 2

To Prospectus Dated March 16, 2007, as supplemented by Prospectus Supplement No. 1 dated May 4, 2007

LECROY CORPORATION

$72,000,000 4.00% Convertible Senior Notes due 2026

and the Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement no. 2 further supplements and amends certain information contained in the prospectus dated March 16, 2007, supplemented by prospectus no. 1 dated May 4, 2007, covering resales by selling securityholders of our 4.00% Convertible Senior Subordinated Notes due 2026, or the notes, and shares of our common stock issuable upon conversion of the notes. This prospectus supplement no. 2 is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement no. 2 is incorporated by reference into the prospectus and prospectus supplement no. 1 dated May 4, 2007, and should be read in conjunction with the prospectus and prospectus supplement no. 1, except to the extent that the information in this prospectus supplement no. 2 supersedes the information contained in the prospectus or prospectus supplement no. 1. The terms of the notes and the common shares are set forth in the prospectus.

Investing in the notes and the common stock into which the notes are convertible involves risks. See “Risk Factors” beginning on page 7 of the prospectus.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 14, 2007.

Selling Securityholders

The following information supplements and updates the table of selling securityholders contained on page 21 of the prospectus. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling securityholder supersedes and replaces the information regarding such selling securityholder in the prospectus.

This information was furnished to us by the selling securityholders listed below on or before June 14, 2007. Because selling securityholders may trade all or some of the notes at any time without notifying us, the table below may not reflect the exact value of notes held by each selling securityholder on the date of this prospectus supplement. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, some or all of their notes since the date as of which the information in the table is presented.

The information below, which has been prepared based on information furnished to us by or on behalf of the selling securityholders named therein, sets forth, among other things, the name of each selling securityholder, the principal amount of notes that each selling securityholder owns and may offer pursuant to the prospectus, as amended or supplemented, and the numbers of common shares into which those notes are convertible. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding ordinary shares.

Information about the selling securityholders may change over time, and we may not be made aware of changes in the ownership of our notes or ordinary shares. Any changed information that is provided to us by selling securityholders will be set forth in additional prospectus supplements to the prospectus.

Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered	Percentage of Outstanding Notes	Common Stock Issuable Upon Conversion of the Notes that May be Sold(1)	Percentage of Shares of Common Stock Outstanding(2)
Tribeca Convertibles LP	$5,000,000	6.94%	343,642	2.74%

(1)	Assumes conversion of all of the securityholders’ notes at a conversion rate of 68.7285 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment. As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the notes.

(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 12,197,321 shares of our common stock outstanding as of the close of business on February 1, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.